VALHI REPORTS FOURTH QUARTER 2024 RESULTS

DALLAS, TEXAS . . March 6, 2025. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $22.8 million, or $.80 per share, in the fourth quarter of 2024 compared to net income of $4.9 million, or $.17 per share, in the fourth quarter of 2023. For the full year of 2024, Valhi reported net income attributable to Valhi stockholders of $108.0 million, or $3.79 per share, compared to a net loss of $9.9 million, or $.35 per share, for the full year of 2023. Net income attributable to Valhi stockholders increased in the fourth quarter of 2024 as compared to the fourth quarter of 2023 primarily due to higher operating results from the Chemicals Segment and aggregate income of $31.4 million ($20.6 million, or $.72 per share, net of tax and noncontrolling interest) related to the settlement of a liability for an environmental remediation site in 2024 partially offset by an increase in the Company’s tax expense resulting from (i) final tax regulations on the Chemicals Segment’s treatment of certain currency translation gains and losses, which resulted in a  non-cash deferred income tax expense of $16.5 million ($10.9 million, or $.38 per share, net of tax and noncontrolling interest) and (ii) the recognition of a deferred income tax asset valuation allowance related to the Chemicals Segment’s Belgian net deferred tax assets, which resulted in a non-cash deferred income tax expense of $8.2 million ($5.4 million, or $.19 per share, net of tax and noncontrolling interest). Net income attributable to Valhi stockholders increased in the full year of 2024 as compared to the full year of 2023 primarily due to the net effects of higher operating results from the Chemicals Segment, a third quarter non-cash gain related to the Chemicals Segment acquisition of the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) discussed below, the settlement of a liability for an environmental remediation site and an increase in our tax expense, discussed above.

As previously reported, effective July 16, 2024, the Chemicals Segment acquired the 50% joint venture interest in LPC previously held by Venator Investments, Ltd. Prior to the acquisition, the Chemicals Segment held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of the Chemicals Segment. We accounted for the acquisition as a business combination. The results of operations of LPC have been included in our results of operations beginning as of the acquisition date. Net income for the full year of 2024 includes the third quarter recognition of a non-cash gain of $64.5 million ($33.6 million, or $1.18 per share, net of tax and noncontrolling interest) associated with the remeasurement of the investment in LPC as a result of the acquisition.

The Chemicals Segment’s net sales of $423.1 million in the fourth quarter of 2024 were $23.0 million, or 6%, higher than in the fourth quarter of 2023, and net sales of $1.9 billion in the full year of 2024 were $220.6 million, or 13%, higher than in the full year of 2023. The Chemicals Segment’s net sales increased in the fourth quarter of 2024 compared to the fourth quarter of 2023 primarily due to the effects of higher sales volumes due to strengthening demand for TiO2 in all major markets and higher average TiO2 selling prices. The Chemicals Segment’s net sales increased for the full year of 2024 compared to the same period in 2023 primarily due to the net effects of higher sales volumes and lower average TiO2 selling prices. The Chemicals Segment’s TiO2 sales volumes were 4% higher in the fourth quarter of 2024 as compared to the fourth quarter of 2023 and 20% higher in the full year of 2024 as compared to the full year of 2023. Sales volumes resulting from the LPC acquisition did not materially impact prior period comparisons. The Chemicals Segment’s average TiO2 selling prices were 2% higher in the fourth quarter of 2024 (primarily from European and export markets) as compared to the fourth quarter of 2023 but 5% lower in the full year of 2024 as compared to the full year of 2023. For the full year, changes in product sales mix negatively affected net sales, primarily due to changes in product sales mix in export markets in 2024 as compared to 2023. Changes in currency exchange rates had a nominal effect on net sales in the fourth quarter of 2024 as compared to the fourth quarter of 2023; however, changes in currency exchange rates (primarily the euro) increased the Chemicals Segment’s net sales by approximately $5 million in the full year of 2024 as compared to the full year of 2023. The table at the end of this press release shows how each of these items impacted the Chemicals Segment’s net sales.

The Chemicals Segment’s operating income in the fourth quarter of 2024 was $32.6 million as compared to an operating loss of $1.6 million in the fourth quarter of 2023. For the full year of 2024, the Chemicals Segment’s operating income was $138.5 million as compared to an operating loss of $41.1 million in the full year of 2023. The Chemicals Segment’s operating income increased in the fourth quarter of 2024 compared to the fourth quarter of 2023 primarily due to an increase in sales and production volumes, lower production costs (primarily energy and raw materials) and higher average TiO2 selling prices. The Chemicals Segment’s operating income increased for the full year of 2024 compared to the same period in 2023 primarily due to the net effects of an increase in sales and production volumes, lower production costs (primarily energy and raw materials) and lower average TiO2 selling prices. Due to improved overall demand and a more favorable production cost environment, the Chemicals Segment increased its production rates to 96% of practical capacity utilization in the full year of 2024 (87%, 99%, 92% and 97% in the first, second, third and fourth quarters of 2024, respectively) compared to 72% in the full year of 2023 (76%, 64%, 73% and 75% in the first, second, third and fourth quarters of 2023, respectively). As a result, the Chemicals Segment’s unabsorbed fixed production costs in the full year of 2024 were $12 million (incurred in the first quarter) compared to $96 million in the full year of 2023. Sales and production volumes resulting from the LPC acquisition did not materially impact comparisons to the prior periods. During the third quarter the Chemicals Segment completed the closure of its sulfate process line in Canada and its operating income in the full year of 2024 includes non-cash charges of approximately $14 million related to accelerated depreciation and a charge of approximately $2 million related to workforce reductions. The Chemicals Segment’s operating income in the full year of 2024 includes $2.2 million of transaction costs incurred in connection with the LPC acquisition. Fluctuations in currency exchange rates increased the Chemicals Segment’s operating income by approximately $10 million in the full year of 2024 as compared to 2023. Fluctuations in currency exchange rates had a nominal effect on the Chemicals Segment’s operating income in the fourth quarter of 2024 as compared to the fourth quarter of 2023.

The Chemicals Segment’s operating loss in the full year of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $2.5 million ($1.3 million, or $.05 per share, net of tax and noncontrolling interest), a fixed asset impairment related to the write-off of certain costs resulting from a capital project termination of $3.8 million ($1.8 million, or $.06 per share, net of tax and noncontrolling interest) and restructuring costs related to workforce reductions of $5.8 million ($2.8 million, or $.10 per share, net of tax and noncontrolling interest).

The Component Products Segment’s net sales were $38.4 million in the fourth quarter of 2024 compared to $43.2 million in the fourth quarter of 2023 and $145.9 million in the full year of 2024 compared to $161.3 million in the full year of 2023. The Component Products Segment’s fourth quarter net sales decreased over the comparable 2023 period predominantly due to lower security products sales to a government security customer, partially offset by higher marine components sales to the towboat and government markets. The Component Products Segment’s security products fourth quarter 2023 net sales include sales to a government security customer for a pilot project that did not continue in 2024. The Component Products Segment’s net sales decreased for the full year of 2024 compared to the full year of 2023 primarily due to lower marine components sales to the towboat market and lower security products sales in the third and fourth quarters to a government security customer related to the pilot project noted above. The Component Products Segment’s operating income was $4.9 million in the fourth quarter of 2024 compared to $7.4 million in the fourth quarter of 2023 and $17.0 million in the full year of 2024 compared to $25.4 million for the full year of 2023. The Component Products Segment’s operating income decreased in the fourth quarter of 2024 compared to the same period in 2023 due to lower sales and a lower gross margin percentage at the security products reporting unit, partially offset by higher marine components sales and gross margin percentage. The Component Products Segment’s operating income decreased in the full year of 2024 compared to the full year of 2023 primarily due to lower sales and gross margin at both security products and marine components reporting units.

The Real Estate Management and Development Segment had net sales of $19.4 million in the fourth quarter of 2024 compared to $9.7 million in the fourth quarter of 2023. For the full year of 2024 the Real Estate Management and Development Segment had net sales of $71.8 million compared to sales of $93.9 million in the same period of 2023. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. All of the land sales revenues recognized in 2024 are related to land sold in prior years. Land sales revenues in the full year of 2024 decreased compared to the same period in 2023 due to the decreased pace of development activity for previously sold parcels within the residential/planned community, primarily due to delays in obtaining city permits and environmental approvals. The pace of development activities is dictated by a number of factors such as city permit and design approval, approvals from the Nevada Department of Environmental Protection, and labor and materials availability. With the receipt of long lead time construction materials, development activities increased in the fourth quarter of 2024 compared to the same period in 2023. Recognition of tax increment infrastructure reimbursement of $30.3 million ($15.7 million, or $.55 per share, net of income tax and noncontrolling interest) in the full year of 2024 and $25.2 million ($13.1 million, or $.46 per share, net of tax and noncontrolling interest) in the full year of 2023 are included in the determination of operating income.

Excluding the effect of the environmental remediation settlement noted above, corporate expenses in the fourth quarter and full year of 2024 were comparable to the same periods in 2023. Interest income and other decreased $1.4 million in the fourth quarter of 2024 compared to the fourth quarter of 2023 primarily due to lower interest rates and lower invested balances. Interest income and other for the full year of 2024 was comparable to the full year of 2023. Interest expense increased $6.4 million and $21.6 million in the fourth quarter and full year of 2024 compared to the respective periods in 2023 primarily due to higher interest rates on the Chemicals Segment’s new debt issued in February and July 2024 and higher average debt balances as a result of the LPC acquisition in the third quarter of 2024. In addition, interest expense for the full year of 2024 includes a charge of $1.5 million for the write-off of deferred financing costs at the Chemicals Segment.

The net loss attributable to Valhi stockholders for 2023 includes a second quarter non-cash loss of $6.2 million ($3.8 million, or $.13 per share, net of tax and noncontrolling interest) related to the termination of our United Kingdom pension plan.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions, including LPC, into Kronos’ operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) or the implementation of tariffs on imported raw materials;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;

●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. federal government on imports from Canada, where Kronos has a manufacturing facility);
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in real estate values and construction costs in Henderson, Nevada; and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2024	2023	2024

	(unaudited)
Net sales
Chemicals	$400.1	$423.1	$1,666.5	$1,887.1
Component products	43.2	38.4	161.3	145.9
Real estate management and development	9.7	19.4	93.9	71.8

Total net sales	$453.0	$480.9	$1,921.7	$2,104.8

Operating income (loss)
Chemicals	$(1.6)	$32.6	$(41.1)	$138.5
Component products	7.4	4.9	25.4	17.0
Real estate management and development	11.4	19.2	49.9	55.2

Total operating income	17.2	56.7	34.2	210.7

General corporate items:
Interest income and other	6.8	5.4	21.3	22.0
Gain on remeasurement of investment in TiO2 manufacturing joint venture	—	—	—	64.5
Insurance recoveries	.1	.1	.5	1.4
Gain on land sales	—	.5	1.5	.5
Other components of net periodic pension and OPEB expense	(1.8)	(.8)	(11.8)	(2.6)
Changes in market value of Valhi common stock held by subsidiaries	.4	(2.4)	(1.7)	1.9
General expenses, net	(8.9)	22.5	(35.2)	(4.3)
Interest expense	(6.9)	(13.3)	(28.3)	(49.9)

Income (loss) before income taxes	6.9	68.7	(19.5)	244.2

Income tax expense (benefit)	(4.8)	36.3	(24.6)	82.9

Net income	11.7	32.4	5.1	161.3

Noncontrolling interest in net income of subsidiaries	6.8	9.6	15.0	53.3

Net income (loss) attributable to Valhi stockholders	$4.9	$22.8	$(9.9)	$108.0

Amounts attributable to Valhi stockholders:
Basic and diluted net income (loss) per share	$.17	$.80	$(.35)	$3.79

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2024 vs. 2023	2024 vs. 2023
Percentage change in TiO2 net sales:
TiO2 sales volumes	4%	20%
TiO2 product pricing	2	(5)
TiO2 product mix/other	—	(2)
Changes in currency exchange rates	—	—

Total	6%	13%